U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 10, 2003
Date of Report (Date of earliest event reported)

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	000-27372 (Commission File No.)	04-2114473 (IRS Employer Identification No.)

32 Hampshire Road, Salem, New Hampshire
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(603) 893-8778

Not applicable
(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

     On June 10, 2004, StockerYale, Inc. ("StockerYale") completed a private placement of Secured Convertible Notes in an aggregate principal amount of $5.5 million with two existing current institutional investors led by Laurus Master Fund, Ltd. The notes are convertible into StockerYale common shares at $2.15 per share at any time following the repayment of conversion in full of an outstanding $4,000,000 Convertible Note previously issued to Laurus Master Fund, Ltd., subject to provisions limiting each investor to holding 5% of the outstanding StockerYale common shares at any one time. The Notes carry an interest rate of 1% above the prime rate, subject to a minimum interest rate of 5.0%, and is payable in either cash or stock. StockerYale can elect to pre-pay the three-year note in cash. The Notes are secured by all of the assets of StockerYale (excluding real estate) and by a second lien on all of the assets of StockerYale Canada, a controlled indirect subsidiary, which has guaranteed StockerYale's obligations under the Notes. In addition, the institutional investors were also issued warrants to purchase an aggregate 440,000 shares of common stock at $3.12 per share, which warrants expire seven years from the issuance date. The transaction documents executed with each investor were substantially identical. StockerYale agreed with the investors to file a registration statement with the SEC registering shares underlying the Notes and warrants within 30 days following closing. StockerYale used the proceeds to retire its $3.4 million credit facility with Merrill Lynch Business Financial Services and to provide additional working capital. On June 14, 2004, StockerYale issued the press release attached hereto as Exhibit 99.1 concerning the private placement.

Item 7. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Exhibits:

Exhibit 10.1	Form of Securities Purchase Agreement

Exhibit 10.2	Form of Registration Rights Agreement

Exhibit 10.3	Form of Security Agreement

Exhibit 10.4	Form of Secured Convertible Note

Exhibit 10.5	Form of Common Stock Purchase Warrant

Exhibit 99.1	Press Release

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date:	June 16, 2004	By:	/s/ Francis J. O'Brien Francis J. O'Brien Chief Financial Officer and Secretary